Exhibit 3.6

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF GOLD’N PLUMP POULTRY, LLC

a Minnesota limited liability company

Effective as of December 31, 2014

Multiple Member

Governor Managed

Minnesota Limited Liability Company

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF GOLD’N PLUMP POULTRY, LLC

a Minnesota limited liability company

Effective as of December 31, 2014

i

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This Second Amended and Restated Operating Agreement is made and entered into as of the Effective Date (as hereinafter defined) by and among the Members (as hereinafter defined) whose signatures appear on the signature page hereof and the Company (as hereinafter defined).

Recitals

A. The Original Member caused the Articles of Organization for the Company to be filed with the Secretary of State of Minnesota on December 13, 2013.

B. The parties desire to adopt this Operating Agreement as the operating agreement of the Company.

Agreements

NOW, THEREFORE, the parties agree as follows:

Article I. FORMATION OF COMPANY.

Section 1.01 Formation.

On December 13, 2013, the Articles of Organization of Gold’n Plump Poultry, LLC, a Minnesota limited liability company (the “Company”), were executed and delivered to the Secretary of State in accordance with and pursuant to the Act.

Section 1.02 Name.

The name of the Company is Gold’n Plump Poultry, LLC.

Section 1.03 Principal Place of Business.

The principal place of business of the Company shall be 4150 2nd Street, Suite 200, St. Cloud, Minnesota. The Company may locate its places of business at any other place or places as the Governors may from time to time deem advisable.

Section 1.04 Registered Office and Registered Agent.

The Company’s registered office and the name of the registered agent at such address shall be as set forth in the Articles of Organization. The registered office and registered agent may be changed from time to time by the Governors by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

Section 1.05 Term.

The term of the Company shall be perpetual, and shall continue until the Company shall be dissolved in accordance with the Act or this Operating Agreement.

Article II. BUSINESS OF COMPANY.

The business of the Company shall be:

(a) To own and manage one or more businesses engaged in the production, care, sale, growing, procuring and marketing of poultry and poultry products and other food products and the construction of agricultural and animal facilities and to accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business that may be legally exercised by limited liability companies under the Act.

(c) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

Article III. NAME AND ADDRESS OF MEMBERS.

The names and addresses of the Members as of the Effective Date are as set forth on Exhibit A attached hereto and made a part hereof. Other Persons may become Members only as expressly permitted in this Operating Agreement.

Article IV. RIGHTS AND DUTIES OF GOVERNORS.

Section 4.01 Management.

The business and affairs of the Company shall be managed by its Governors. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of the Act, the Governors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding the operation and management of Company and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Section 4.02 Number, Tenure and Qualifications.

As of the Effective Date, the Company shall have three Governors: Jason Logsdon, Gregory A. Billhartz, and Stephen R. Jurek. If any of Jason Logsdon, Gregory A. Billhartz, or Stephen R. Jurek resigns, is removed as Governor or otherwise ceases to serve as Governor, the remaining Governors shall continue to serve as Governors. If all of Jason Logsdon, Gregory A. Billhartz, and Stephen R. Jurek resign, are removed as Governors or otherwise cease to serve as Governors, then one or more Governors shall be elected by the affirmative vote of the Member(s) holding at least a Majority Interest. The number of Governors of the Company may be fixed from time to time by the affirmative vote of the Member(s) holding at least a Two-Thirds Interest, but in no instance shall there be less than one Governor. Each Governor shall hold office until his resignation pursuant to Section 4.11or removal pursuant to Section 4.12. Governors shall be appointed by the affirmative vote of the Member(s) holding at least a Majority Interest. Governors need not be residents of the State.

Section 4.03 Manner of Acting.

Except as expressly provided in this Operating Agreement or as required by the Act, the majority vote or written consent of a majority of Governors shall be required for any act of the Governors. The Governors shall hold meetings at such times and places as the Governors may determine. Meetings may be held in person, telephonically or by any means in which all Governors participating at the meeting may hear each other and participate in the meeting. Any action required to be taken at a meeting of the Governors may be taken without a meeting if a written consent to such action is signed by all Governors.

Section 4.04 Certain Powers of the Governors.

Without limiting the generality of Section 4.01 and subject to the limitations of Section 4.05, the Governors shall have power and authority, on behalf of the Company to:

(a) acquire property from any Person as the Governors may determine. The fact that a Governor or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Governors from dealing with that Person;

(b) borrow money for the Company from banks, other lending institutions, the Governors, Members, or Affiliates of the Governors or Members on such terms as the Governors deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Governors, or to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Governors;

(c) purchase liability and other insurance to protect the Company’s property and business;

(d) hold and own any Company real and/or personal properties in the name of the Company

(e) invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(f) execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the reasonable opinion of the Governors, to the ordinary conduct of the business of the Company;

(g) employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(h) sell or otherwise dispose of any Company property real or personal, in the ordinary course of business;

(i) enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Governors may approve;

(j) sell or otherwise dispose of the assets of the Company as part of a single transaction or plan in the ordinary course of business so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

(k) set up, out of the rents, profits or other income received, if any, reserves for taxes, assessments, insurance premiums, repayments of mortgage or other indebtedness, repairs, improvements, depreciation, obsolescence and general maintenance of buildings and other property, and for the equalization of payments to or for Members entitled to receive income;

(l) determine market value of any investment of the Company for any purpose on the basis of such quotations or information as the Governor may deem pertinent and reliable without limitation whatsoever, to distribute in cash or in kind upon partial or final distribution;

(m) pay costs, charges and expenses of the Company and pay or compromise all taxes pertaining to the administration of the Company which may be assessed against it or against the Governors on account of the Company or income thereof;

(n) hire, fire and manage employees of Company;

(o) appoint a Company secretary who shall have the authority to set up bank accounts and certify the Company’s existence; and

(p) do and perform all other acts as may be necessary or appropriate to the ordinary conduct of the Company’s business.

Section 4.05 Limitations on Authority.

Notwithstanding any other provision of this Operating Agreement, the Governors shall not cause or commit the Company to do any of the following without the express written consent of Member(s) holding at least a Two-Thirds Interest:

(a) sell or otherwise dispose of any Company property, real or personal, other than in the ordinary course of business;

(b) lend money to or guaranty or become surety for the obligations of any Person; or

(c) initiate voluntary bankruptcy proceedings as to the Company, under the United States Bankruptcy Code, 11 U.S.C. §101 et seq. or any successor act.

Section 4.06 No Agency.

Unless authorized to do so by this Operating Agreement or by a Governor or the Governors of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Governors to act as an agent of the Company in accordance with the previous sentence.

Section 4.07 Liability for Certain Acts.

Each Governor shall perform the duties of a Governor in good faith in a manner the Governor reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Governor shall be personally liable for an obligation of the Company solely by reason of being or acting as a Governor. No Governor, in any way, guarantees the return of a Member’s Capital Contributions or a profit for a Member from the operations of the Company. The Governors shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Operating Agreement or a wrongful taking by the Governors.

Section 4.08 Governors Have No Exclusive Duty to Company.

No Governor shall be required to manage the Company as such Governor’s sole and exclusive function and a Governor may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Governor or to the income or proceeds derived therefrom. No Governor shall incur any liability to the Company or to any Member as a result of engaging in any other business or venture. A Governor does not violate a duty or obligation under this Act or under this Operating Agreement merely because the Governor’s conduct furthers the Governor’s own interest.

Section 4.09 Bank Accounts.

The Governors may from time to time open bank accounts in the name of the Company, and the Governors shall be the sole signatories thereon, unless the Governors determine otherwise.

Section 4.10 Indemnity of the Governors, Managers, Employees and Other Agents.

The Company shall indemnify the Governors and Managers and make advances for expenses to the maximum extent permitted under the Act, except to the extent the claim for which indemnification is sought results from a violation of Section 4.07 or Section 5.07. The Company shall indemnify its employees and other agents who are not Governors or Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the affirmative vote of the Member(s) holding at least a Majority Interest. The Company may purchase and maintain insurance on behalf of any such indemnitee against any liability asserted against such indemnitee and incurred by such indemnitee in such capacity, or arising out of such indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such indemnitee against such liability under this Section 4.10.

Notwithstanding any other provision of this Operating Agreement, no Governor or Manager shall be liable to any Member or the Company with respect to any act performed or neglected to be performed in good faith and in a manner which such Governor or Manager believed to be necessary or appropriate in connection with the ordinary and proper conduct of the Company’s business or the preservation of the Company’s property, and consistent with the provisions of this Operating Agreement. The Company shall indemnify the Governors and Managers for and hold the Governors and Managers harmless from any liability, whether civil or criminal, and any loss, damage, or expense, including reasonable attorneys’ fees, incurred in connection with the ordinary and proper conduct of the Company’s business and the preservation of the Company’s business and property, or by reason of the fact that such Person is or was a Governor or Manager; provided the Governor or Manager to be indemnified acted in good faith and in a manner such Governor or Manager believed to be consistent with the provisions of this Operating Agreement; and provided further that with respect to any criminal action or proceeding, the Governor or Manager to be indemnified had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that indemnification is not available hereunder. The obligations of the Company to indemnify any Governor or Manager hereunder shall be satisfied out of Company assets only, and if the assets of the Company are insufficient to satisfy the Company’s obligation to indemnify any Governor or Manager, such Governor or Manager shall not be entitled to contribution from any Member.

Section 4.11 Resignation.

Any Governor of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Governor shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.12 Removal.

Any Governor may be removed with or without cause at any time by the affirmative vote of the Member(s) holding at least a Majority Interest.

Section 4.13 Vacancies.

Any vacancy occurring for any reason in the number of Governors of the Company shall be filled by the affirmative vote of the Member(s) holding at least a Majority Interest. Any Governor position to be filled by reason of an increase in the number of Governors shall be filled by the affirmative vote of the Member(s) holding at least a Majority Interest. A Governor elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office and shall hold office until the expiration of such term and a successor shall be elected and qualified, or until the Governor’s earlier death, resignation or removal. A Governor chosen to fill a position resulting from an increase in the number of Governors shall hold office until a successor shall be elected and qualified, or until the Governor’s earlier death, resignation or removal.

Section 4.14 Compensation, Reimbursement, Organization Expenses.

(a) The compensation of the Governors shall be fixed from time to time by the affirmative vote of the Member(s) holding at least a Majority Interest. Upon the submission of appropriate documentation each Governor shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Governor on behalf of the Company or at the Company’s request.

(b) The Company may reimburse any entity for the legal expenses reasonably incurred in connection with the formation, organization and capitalization of the Company, including the legal fees incurred in connection with negotiating and drafting this Operating Agreement.

(c) The Governor shall cause the Company to make an appropriate election to treat the expenses incurred by the Company in connection with the formation and organization of the Company to be amortized under the sixty (60) month period beginning with the month in which the Company begins business to the extent that such expenses constitute “organizational expenses” of the Company within the meaning of Section 709(b)(2) or other applicable Section of the Code.

Section 4.15 Right to Rely on the Governors.

Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Governor as to:

(a) the identity of any Governor or Member;

(b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by any Governor or which are in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) any act or failure to act by the Company or any other matter whatsoever involving the Company or a Member.

Article V. RIGHTS AND OBLIGATIONS OF MANAGERS.

Section 5.01 Numbers and Designation.

The Company shall have one or more natural persons exercising the functions of the offices of Chief Manager and Treasurer. The Governors may elect or appoint such other Managers as they deem necessary for the operation and management of the Company, each of whom shall have to the powers, rights, duties and responsibilities set forth in this Operating Agreement unless otherwise determined by the Governors. Any of the offices of functions of those offices may be held by the same Person. Managers shall also be known as officers of the Company and they may be, but need not be, Governors of the Company.

Section 5.02 Election, Term of Office and Qualification.

Following each election of Governors, the Governors shall elect Managers who shall hold office until the next election of Managers or until their successors are elected or appointed and qualify; provided, however, that any Manager may be removed with or without cause by the affirmative vote of a majority of the Governors (without prejudice, however, to any contract rights of such Manager).

Section 5.03 Resignation.

Any Manager may resign at any time by giving written notice to the Company. The resignation is effective when notice is given to the Company, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

Section 5.04 Vacancies in Offices.

If there be a vacancy in any office of the Company, by reason of death, resignation, removal or otherwise, such vacancy may, or in the case of a vacancy in the office of Chief Manager or Treasurer shall, be filled for the unexpired term by the Governors.

Section 5.05 Chief Manager.

Unless provided otherwise by a resolution adopted by the Governors, the Chief Manager shall (a) have general active management of the business of the Company; (b) when present, preside at all meetings of the Members and Governors; (c) see that all orders and resolutions of the Governors are carried into effect; (d) sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another Person or is expressly delegated by the Articles of Organization, this Operating Agreement or the Governors to some other Manager or agent of the Company; (e) maintain records of and, when necessary, certify all proceedings of the Governors and Members; and (f) perform other duties prescribed by the Governors. The Chief Manager shall have the right to delegate any such powers or duties to any other Manager or other Person in the Chief Manager’s discretion.

Section 5.06 Treasurer.

Unless provided otherwise by a resolution adopted by the Governors, the Treasurer shall (a) keep accurate financial records for the Company; (b) deposit all money, drafts and checks in the name of and to the credit of the Company in banks and depositories designated by the Governors; (c) endorse for deposit all notes, checks and drafts received by the Company as ordered by the Governors, making proper vouchers therefor; (d) disburse Company funds and issue checks and drafts in the name of the Company, as ordered by the Governors; (e) give to the Chief Manager and the Governors, whenever requested, an account of all of his or her transactions as Treasurer and of the financial condition of the Company; and (f) perform other duties prescribed by the Governors or by the Chief Manager.

Section 5.07 Liability for Certain Acts.

Each Manager shall perform the duties of a Manager in good faith in a manner the Manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Manager shall be personally liable for an obligation of the Company solely by reason of being or acting as a Manager. No Manager, in any way, guarantees the return of a Member’s Capital Contributions or a profit for a Member from the operations of the Company. The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or a Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Operating Agreement or a wrongful taking by the Managers.

Article VI. RIGHTS AND OBLIGATIONS OF MEMBERS.

Section 6.01 Limitation on Liability.

Except as provided by the non-waivable provisions of the Act and by this Operating Agreement, no Member shall be personally liable for an obligation of the Company solely by reason of being or acting as a Member.

Section 6.02 List of Members.

Upon written request of any Member, the Governors shall provide a list showing the names, addresses, and Interests of all Members.

Section 6.03 Approval of Sale of All Assets.

The Members shall have the right, by the affirmative vote of the Member(s) holding at least a Two-Thirds Interest, to approve the sale, exchange or other disposition of all, or substantially all, of the Company’s assets (other than in the ordinary course of the Company’s business) which is to occur as part of a single transaction or plan.

Section 6.04 Company Books.

In accordance with Section 9.06, the Governors shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, a Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member’s expense. The Company may impose a reasonable charge, limited to the costs of labor and material, for copies of records furnished.

Section 6.05 Priority and Return of Capital

Except as may be expressly provided in Article X, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section 6.05 shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

Section 6.06 Liability of the Members to the Company.

A Member who receives a distribution or the return in whole or in part of its contribution is liable to the Company only to the extent provided in Section 10.01 or by the Act.

Section 6.07 Indemnification.

The Company shall indemnify the Members and any agents of the Company to the fullest extent provided or allowed by law for all costs, losses, liabilities and damages paid or accrued by the Member or agent in connection with the business of the Company with respect to acts or omissions that do not violate the standards set forth in Section 6.08. The Company may purchase and maintain insurance on behalf of any such indemnitee against any liability asserted against such indemnitee and incurred by such indemnitee in such capacity, or arising out of such indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such indemnitee against such liability under this Section 6.07.

Section 6.08 Members’ Standard of Care.

Each Member’s duty of care in the discharge of its duties to the Company and to the other Members, including but not limited to the duties of the Members in the management of the Company, is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging a Member’s duties, such Member shall be fully protected in relying in good faith upon the records required to be maintained under Section 6.04 and Section 9.06, and upon such information, opinions, reports or statements by any other Member or agent, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be made.

Section 6.09 Rights as Creditors and Third Parties.

A Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. A Member may lend money to and transact other business with the Company. The right and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is fair to the Company or the Member(s) holding at least a Majority Interest, the Company or the Member(s) holding at least a Majority Interest have knowledge of the material facts of the transaction and the Member’s interest therein, and the Company or Member(s) holding at least a Majority Interest authorize, approve, or ratify the transaction.

Section 6.10 Members Have No Exclusive Duty to Company.

No Member shall be required to manage the Company as such Member’s sole and exclusive function and the Members may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of any Member or to the income or proceeds derived therefrom. A Member shall not incur any liability to the Company or to any other Member as a result of engaging in any other business or venture. A Member does not violate a duty or obligation under this Act or under this Operating Agreement merely because such Member’s conduct furthers such Member’s own interest.

Section 6.11 Compensation; Reimbursement.

The compensation of the Members shall be fixed from time to time by the affirmative vote of the Member(s) holding at least a Majority Interest. Upon the submission of appropriate documentation, each Member shall be reimbursed by the Company for reasonable out of pocket expenses incurred by such Member on behalf of the Company or at the Company’s request.

Article VII. MEETINGS OF THE MEMBERS.

Section 7.01 No Required Meetings.

The Members may but shall not be required to hold any annual, periodic or other formal meetings; however, meetings of the Members, for any purpose or purposes, may be called by any Governor or Manager or by any Member(s) holding at least ten percent (10%) of the Voting Interests or by the Tax Matters Partner (as hereinafter defined).

Section 7.02 Place of Meetings.

The Governor(s), Manager(s) or Member(s) calling a meeting of the Members pursuant to Section 7.01 may designate any place, either within or outside the state, as the place for any meeting of the Members. If no designation is made or if a special meeting is to be called by the Members or by the Tax Matters Partner or otherwise called, the place of meeting shall be the principal place of business of the Company in the State.

Section 7.03 Notice of Meetings.

Except as provided in Section 7.04, written notice stating the place, day and hour of the meeting of the Members and the purpose or purposes for which the meeting of the Members is called shall be delivered not less than five (5) nor more than thirty (30) days before the date of the meeting of the Members, either personally or by mail, by or at the direction of the Manager, Managers, Member or Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three (3) business days after being deposited in the United States mail, addressed to the Member at the Member’s address as it appears on the books of the Company, with postage thereon prepaid.

Section 7.04 Meeting of all Members.

If all of the Members shall meet at any time and place, either within or outside of the State, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

Section 7.05 Record Date.

For the purpose of determining Members entitled to notice of or to vote at any meeting of the Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any purpose, the date on which notice of the meeting of the Members is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section 7.05, such determination shall apply to any adjournment thereof.

Section 7.06 Quorum.

Member(s) holding at least a Two-Thirds Interest, represented in person or by proxy, shall constitute a quorum at any meeting of the Members. In the absence of a quorum at any such meeting, a majority of the Voting Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Voting Interests whose absence would cause less than a quorum.

Section 7.07 Manner of Acting.

If a quorum is present, the affirmative vote of Member(s) holding at least a Majority Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon such matter and their Voting Interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

Section 7.08 Proxies.

At all meetings of the Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of is execution, unless otherwise provided in the proxy.

Section 7.09 Action by Members Without a Meeting.

Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by each Member entitled to vote and delivered to the Manager for inclusion in the minutes or for filing with the Company records. Action taken under this Section 7.09 is effective when Members entitled to vote, have signed the consent or approval, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

Section 7.10 Waiver of Notice.

When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

Section 7.11 Telephone Meetings.

A Member may participate in a meeting of Members by means of conference telephone or similar communications equipment enabling all Members participating in the meeting to hear one another. Participation in a meeting pursuant to this Section 7.11 shall constitute presence in person at such meeting.

Article VIII. CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS.

Section 8.01 Members’ Capital Contributions.

The Original Member shall not be required to make any additional Capital Contributions in connection with Original Member’s execution of this Operating Agreement, and the balance in the Capital Account of the Original Member as of the Effective Date shall remain unchanged. Any Member other than the Original Member shall contribute such amount as is set forth in Exhibit A hereto as such Member’s Effective Date Capital Contribution.

Section 8.02 Additional Contributions.

Except as set forth in Section 8.01, no Member shall be required to make any additional Capital Contributions. To the extent unanimously approved by the Governors, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, if the Governors determine that such additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including without limitation, expansion or diversification). In such event, the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions proportionate to their Sharing Ratios.

Section 8.03 Capital Accounts.

(a) Separate Capital Accounts. A separate Capital Account will be maintained for each Member. For purposes of this Operating Agreement, Capital Accounts shall be maintained for each Member in accordance with the Treasury Regulations.

(b) Permitted Sale or Exchange. In the event of a permitted sale or exchange of an Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(c) Liquidating Distributions. Upon liquidation of the Company (or any Member’s Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Liquidation proceeds will be paid in accordance with Section 13.03. The Company may offset damages for breach of this Operating Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

(d) No Reimbursement. No Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

Section 8.04 Withdrawal or Reduction of a Member’s Contributions to Capital.

No Member shall receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay such liabilities.

Article IX. ALLOCATIONS, INCOME TAX, ELECTIONS AND REPORTS.

Section 9.01 Allocations of Profits and Losses from Operations.

The Net Profits and Net Losses of the Company for each Fiscal Year will be allocated among the Members in accordance with their relative Sharing Ratios.

Section 9.02 Accounting Principles.

The profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis using the cash method of accounting (or such other method as approved by the unanimous consent of the Members) at the close of each Fiscal Year as adjusted and reported on the Company’s tax return filed for federal income tax purposes. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

Section 9.03 Interest On and Return of Capital Contributions.

No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution.

Section 9.04 Loans to Company.

Nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

Section 9.05 Accounting Period.

The Company’s accounting period shall be the Fiscal Year.

Section 9.06 Records, Audits and Reports.

At the expense of the Company, the Governors shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business or at such other location as the Governors may determine the following records:

(a) Required Records. A current list of the full name and last known address of each Member setting forth the amount of cash the Member has contributed, a description and statement of the agreed value of the other property or services each Member has contributed or has agreed to contribute in the future, and the date on which each became a Member;

(b) Articles of Organization. A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c) Tax Returns and Reports. Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the five most recent years;

(d) Operating Agreement. Copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

(e) Minutes. Minutes of every annual meeting, special meeting and court-ordered meeting;

(f) Actions by Consent. Any written consents obtained from Members for actions taken by Members without a meeting; and

(g) Other Records. Unless contained in the Articles of Organization or the Operating Agreement, a writing prepared by the Governors setting out the following:

(1) Events of Additional Contribution. The times at which or events on the happening of which any additional contributions agreed to be made by any Member(s) are to be made.

(2) Right to Return. Any right of a Member to receive distributions that include a return of all or any part of the Member’s contributions.

(3) Terms and Conditions of Assignment. Any power of a Member to grant the right to become an assignee of any part of such Member’s interest, and the terms and conditions of the power.

Section 9.07 Returns and Other Elections.

The Governors shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made in the Governors’ discretion, provided that the Governors shall make any tax election requested by the Member(s) holding at least a Majority Interest.

Section 9.08 Tax Matters Partner.

The Original Member, so long as Original Member is also a Member, is hereby designated the Tax Matters Partner (“TMP”) as defined in Section 6231(a)(7) of the Code and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. The TMP and the other Members shall use their best efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including any Treasury Regulations promulgated thereunder), and in doing so shall incur no liability to any other Member.

Section 9.09 Certain Allocations for Income Tax (But Not Book Capital Account) Purposes.

(a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value in Article XV hereof).

(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value in Article XV hereof, subsequent allocations of income, gain, loss and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(c) Any elections or other decisions relating to such allocations shall be made by the Governors in any manner that reasonably reflects the purpose and intention of the Operating Agreement. Allocations pursuant to this Section 9.09 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, a Member’s Capital Account or share of Net Profits, Losses, other items or distributions pursuant to any provisions of this Operating Agreement.

Article X. DISTRIBUTIONS.

Section 10.01 Distributions.

The Company shall not make any distributions of Distributable Cash except as may be determined by the Governors from time to time. In the event the Governors shall make such a determination, except as provided in Section 10.02, all distributions of Distributable Cash shall be made to the Members as follows:

(a) First, to the Members in accordance with their Sharing Ratios not less frequently than quarterly. All distributions which, when made, exceed the recipient Member’s basis in that Member’s Interest shall be considered advances or drawings against the Member’s distributive share of Net Profits or Net Losses.

(b) To the extent it is determined at the end of the Fiscal Year that the recipient Member has not been allocated Net Income that equals or exceeds the total of such advances or drawings for such year, such Member shall be obligated to recontribute any such advances or drawings to the Company. Notwithstanding the foregoing sentence, a Member will not be required to recontribute such advances or drawings to the extent that, on the last day of the Fiscal Year, such Members basis in its Interest in the Company has increased from the time of such advance or drawing.

Section 10.02 Limitation on Distributions.

(a) No distributions or return of contributions shall be made and paid if, after the distribution or return of distribution is made, the Company would not be able to pay its debts as they become due in the ordinary course of business.

(b) The Governors may base a determination that a distribution under Section 10.01 or return of contribution may be made under Section 8.04 in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the Person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

Section 10.03 Cash Only Distributions.

Except as provided in Section 13.03(b), a Member has no right to receive any distribution in a form other than cash.

Article XI. TRANSFERABILITY.

Section 11.01 General.

No Member shall have the right to sell, assign, pledge, hypothecate, transfer, exchange, gift, bequeath or otherwise transfer for consideration or for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or any part of its Interest without the consent of the Original Member, which shall be in writing and placed with the Company records maintained in accordance with Section 9.06 Any transfer or attempted transfer by any Member in violation of this Article XI shall be null and void and of no force or affect whatsoever.

Section 11.02 Reasonableness.

Each Member hereby acknowledges the reasonableness of the restrictions on the transfers of Interests imposed by this Operating Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on transfer contained herein shall be specifically enforceable and any attempted transfer in violation of this Operating Agreement may and should be enjoined.

Section 11.03 Condition to Recognition of Transfer.

As a condition to the Company recognizing the effectiveness of any transfers of an Interest in the Company or substitution of a new Member under this Article XI, the remaining Members may require the transferring Member or the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge, and deliver to the remaining Members such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Members may deem necessary or desirable to:

(a) Verification. Verify the purchase, gift or transfer, as the case may be;

(b) Confirmation of Fact. Confirm that the Person desiring to acquire an interest in the Company, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the Operating Agreement;

(c) Partnership Status. Maintain the status of the Company as a partnership for federal tax purposes; and

(d) Local Law. Assure compliance with any applicable state and federal laws including securities laws and regulations.

Section 11.04 Hold Harmless

Each Member hereby further agrees to indemnify and hold the Company and each Member (and each Member’s successors and assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs or enforcing this indemnity) incurred by any of such indemnified Persons as a result of a transfer or attempted transfer in violation of this Operating Agreement.

Article XII. ADDITIONAL MEMBERS.

Section 12.01 Additional Members.

Any Person acceptable to the Member(s) holding at least a Two-Thirds Interest may become a Member in this Company either by the issuance by the Company of Interests for such consideration determined by the vote of the Member(s) holding at least a Two-Thirds Interest by their unanimous votes shall determine, or as a transferee of a Member’s Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. In accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder, the Governors may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member became a Member.

Section 12.02 Withdrawal of Members.

(a) Rights of an Assignee. Unless and until admitted as a Member under Section 12.01 an Assignee will have no Approval Rights (or Management Rights, if management is vested in the Members). An Assignee that has not become a Member will receive, to the extent assigned, the share of distributions and profits, including distributions representing the return of contributions, to which the assignor would otherwise be entitled with respect to the assigned Interest.

(b) Withdrawal of a Member Other Than a Voluntary Withdrawal. After a Withdrawal Event (other than a voluntary withdrawal), unless the Company dissolves pursuant to Section 13.01, the withdrawn Member will not have the right to receive a lump sum distribution, but instead the withdrawn Member or its Assignee will have the right to share distributions and profits as described in Section 12.01(a).

(c) Voluntary Withdrawal of a Member. A Member may only voluntarily withdraw from the Company upon giving ninety (90) days’ prior written notice of withdrawal to the other Members and receiving the written approval of all Members. Upon the voluntary withdrawal of a Member, the withdrawn Member will not have the right to receive a lump sum distribution but will thereafter have only the rights of an Assignee under Section 12.01(a) unless the Company dissolves pursuant to Section 13.01.

(d) Rights of Remaining Members to Purchase the Interest of a Withdrawing Member. If a Member voluntarily withdraws from the Company, the remaining Members will have the right to purchase the Interest of the withdrawing Member at a price equal to the fair market value of the Interest held by such withdrawing Member. The remaining Members may exercise such right by delivering written notice thereof to the authorized representative of such withdrawing Member and will close the purchase and sale of such Interest within thirty (30) days after the delivery of such notice at the offices of the Company. An independent appraiser selected and agreed upon by all the Members will determine the fair market value of the Interest sold. If the Members cannot agree upon the selection of an appraiser, the remaining Member(s) holding at least a Majority Interest will select one independent appraiser and the withdrawing Member will select another independent appraiser, and the two appraisers so selected will each render their determination of the fair market value of the Interest being appraised. Upon the receipt by the parties of both appraisals, if both appraisers agree as to fair market value of the Interest being appraised or if the higher appraisal exceeds the lower appraisal by less than ten (10%) percent, then the fair market value of the Interest being appraised will equal the average of the two appraisals. If the higher appraisal exceeds the lower appraisal by ten (10%) percent or more, the two appraisers will appoint a third independent appraiser who will, as promptly as practicable, determine the fair market value of the Interest being appraised. The remaining Members will pay the fair market value of the Interest determined by the third appraiser except to the extent such fair market value falls outside the range of the two initial appraisals (e.g., if the third appraisal exceeds the higher of the two initial appraisals, the parties will use the higher of the two initial appraisals as the fair market value). Each party will pay for the cost of the appraiser it selects and the parties will share equally the cost of any third appraiser.

(e) Rights Upon Divorce. In the event of a divorce, the Interest owned by a married couple (or their revocable trust) shall go to the spouse named herein as a Member with equivalent assets to other spouse. If there are not enough assets to equal the Interest, the other spouse will have a lien on the Interest, but not an equity interest that would permit the spouse to participate in the management of the Company.

Article XIII. DISSOLUTION AND TERMINATION.

Section 13.01 Dissolution.

The happening of any of the following events shall result in an immediate dissolution of the Company:

(a) the disposition of all or substantially all of the assets of the Company other than Distributable Cash and marketable securities or a merger in which the Company is not the surviving organization;

(b) approval of such dissolution by Member(s) holding at least a Two-Thirds Interest, which approval is evidenced in writing;

(c) the happening of a Withdrawal Event or any other event that terminates the continued membership of a Member, unless the remaining Member or Members unanimously consent to the continuation of the Company’s business and affairs within ninety (90) days after any such event (provided, however, that the Company will not be continued unless upon continuation the Company will have at least one Member);

(d) entry of a decree of dissolution under Sections 322B.833 and 322B.843 of the Act; or

(e) upon termination by the Secretary of State according to Section 322B.960 of the Act.

Section 13.02 Effect of Dissolution.

Upon dissolution, the Company shall cease carrying on business as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed. In winding up the affairs of the Company, the Members shall:

(a) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Members may determine to distribute any assets to the Members in-kind),

(b) allocate any profit or loss resulting from such sale to the Members’ Capital Accounts in accordance with Article IX hereof, and

(c) discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of Members the amounts of such Reserves shall be deemed to be an expense of the Company).

Section 13.03 Distribution of Assets on Dissolution.

Upon the winding up of the Company, the Company property shall be distributed:

(a) first, to creditors, including the Members if any Members are creditors, to the extent permitted by law, in satisfaction of Company liabilities;

(b) next, to the Members. Such distribution shall be cash or property or partly in both, as determined by the Governors.

Section 13.04 Deficit Capital Accounts.

Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

Section 13.05 Winding Up and Articles of Dissolution.

The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon completion of the winding up of the Company, Articles of Dissolution shall be delivered to the Secretary of State for filing. The Articles of Dissolution shall set forth the information required by the Act.

Section 13.06 Return of Contribution Nonrecourse to Other Members.

Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Member such Member or Members shall have no recourse against any other Member, except as otherwise provided by law.

Article XIV. MISCELLANEOUS PROVISIONS.

Section 14.01 Notices.

Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given as of the date personally delivered or three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid. The failure or refusal of any party to accept any notice given pursuant to this Section 14.01 shall be conclusively deemed receipt thereof and knowledge of such notice’s contents.

Section 14.02 Application of State Law.

This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State, and specifically the Act.

Section 14.03 Waiver of Action for Partition.

Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

Section 14.04 Amendments.

This Operating Agreement may not be amended except by the written agreement of the Member(s) holding at least a Two-Thirds Interest. Any amendment changing the Voting Interests of the Members requires the unanimous vote of the Members.

Section 14.05 Execution of Additional Instruments.

Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

Section 14.06 Construction.

Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section 14.07 Effect of Inconsistencies with the Act.

It is the express intention of the Members and the Company that this Operating Agreement shall be the sole source of agreement among them, and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members and the Company hereby agree that the duties and obligations imposed on the Members of the Company as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

Section 14.08 Headings.

The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

Section 14.09 Waivers.

The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 14.10 Rights and Remedies Cumulative.

The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 14.11 Severability.

If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent any provision of this Operating Agreement is prohibited or ineffective under the Act or common law, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the Operating Agreement effective under the Act or common law.

Section 14.12 Heirs, Successors and Assigns.

Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

Section 14.13 Creditors.

None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

Section 14.14 Counterparts.

This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 14.15 Entire Agreement.

This Operating Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them. It contains the entire agreement of the parties.

Section 14.16 Rule Against Perpetuities.

The parties hereto intend that the Rule Against Perpetuities (and any similar rule of law) not be applicable to any provisions of this Operating Agreement. However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would be invalid or unenforceable because of the Rule Against Perpetuities or any similar rule of law but for this Section 14.16, the parties hereto hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within twenty-one (21) years after the death of the survivor of the group composed of the Members on the date hereof and their issue who are living on the Effective Date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

Section 14.17 Joint Preparation.

The parties have participated jointly in the negotiation and drafting of this Operating Agreement. IN the event of an ambiguity or question of intent or interpretation arises, this Operating Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Operating Agreement.

Section 14.18 Incorporation of Exhibits.

The Exhibits identified in this Operating Agreement are incorporated herein by reference and made a part hereof.

Section 14.19 Arbitration.

Should any dispute arise in connection with this Operating Agreement, it shall be finally resolved by arbitration to be conducted in Stearns County, Minnesota, before an arbitrator agreed to by all the Members, or in the absence of agreement within ten (10) days of any Member informing the others that it intends to file an arbitration proceeding, before an arbitrator selected by the Minneapolis, Minnesota office of the American Arbitration Association (“AAA”) in accordance with the then in effect commercial arbitration rules of the AAA for selecting a commercial arbitrator. The arbitrator shall have all the powers, both in law and in equity, that would be available to a court having jurisdiction over the parties and over the subject matter of the dispute, except not the power to award punitive damages. Such powers shall include, but shall not be limited to, the power to require specific performance. Judgment upon an aware in arbitration may be entered in any court. The Members agree that the determination of any dispute that may arise between them is essential and agree to seek and jointly request, within ten (10) days of notice in writing of the facts that there is a dispute, speedy processing of any dispute by the arbitrator. Each party shall advance its own costs of arbitration. The arbitrator may require, however, any party to pay all or any portion of the costs of arbitration, including any party’s attorneys’ fees, as the arbitrator deems fair and just as part of the arbitrator’s award.

Article XV. DEFINITIONS.

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

(a) “Act” shall mean the Minnesota Limited Liability Company Act §322B.01, et. seq.

(b) “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the Membership of voting securities, by contract or otherwise.

(c) “Approval Rights” shall mean the rights of a Member to vote, approve or consent to the matters described herein.

(d) “Articles of Organization” shall mean the Articles of Organization of the Company as filed with the Secretary of State, as the same may be amended from time to time.

(e) “Assignee” shall mean a transferee of an Interest who has not become a Member.

(f) “Capital Account” as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Section 8.03.

(g) “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i) “Company” shall mean Gold’n Plump Poultry, LLC, a Minnesota limited liability company.

(j) “Deficit Capital Account” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

(1) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

(2) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 of the Treasury Regulations, and will be interpreted consistently with those provisions.

(k) “Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowance with respect to an asset for such Fiscal Year (as hereinafter defined), except that if the Gross Asset Value (as hereinafter defined) of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

(l) “Distributable Cash” shall mean all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; and (iii) Reserves.

(m) “Effective Date” shall mean December 31, 2014.

(n) “Effective Date Capital Contribution” shall mean a Capital Contribution made by a Member on the Effective Date pursuant to this Operating Agreement.

(o) “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(p) “Fiscal Year” shall mean the Company’s fiscal year, which shall end on the Saturday closest to December 31.

(q) “Governor” shall mean one or more Governors as defined in the Act. References to the Governor in the singular or as him, her, it, itself or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(r) “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Governors, provided that the initial Gross Asset Value of the assets contributed to the Company pursuant to Section 8.01 hereof shall be as set forth in an Exhibit incorporated herein by reference and made a part hereof, and provided further that, if the contributing Member is a Governor, the determination of the fair market value of any other contributed asset shall require the consent of the other Member(s) holding at least a Majority Interest (determined without regard to the Voting Interests of such contributing Member);

(2) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Governors as of the following times:

(I) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis contribution of property (including money);

(II) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; and

(III) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that adjustments pursuant to clauses (I) and (II) above shall be made only if the Governors reasonably determine that such adjustments are necessary or appropriate to reflect the relative Interests of the Members in the Company;

(3) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the distributee and the Governors, provided that, if the distributee is a Governor, the determination of the fair market value of the distributed asset shall require the consent of the other Member(s) holding at least a Majority Interest (determined without regard to the Voting Interests of the distributee Member);

(4) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations and Section 8.03 and subparagraph (d) under the definition of Net Profits and Net Losses in provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Managers reasonably determine that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (1), (2) or (4) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

(s) “Interest” shall mean a Member’s interest in the Company, including the Member’s right to consent or approve of certain transactions and such other rights and privileges that the Member may enjoy by being a Member. On liquidation Members shares are based on Capital Accounts, not Interests.

(t) “Majority Interest” shall mean one or more Voting Interests of Members which taken together exceed fifty percent (50%) of the aggregate of all Voting Interests.

(u) “Manager” shall mean one or more Managers as defined in the Act. References to a Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(v) “Management Rights” shall mean the right to participate in the management of the Company.

(w) “Member” shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Governor has purchased an Interest in the Company, such Governor will have all the rights of a Member with respect to such Interest, and the term “Member” as used herein shall include a Governor to the extent such Governor has purchased such an Interest in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of a Member, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Interest, as the case may be. References to Members in the plural or as them or themselves, or other like references shall also where the context so requires, be deemed to include the singular or the masculine or feminine reference, as the case may be.

(x) “Net Profits” and “Net Losses” shall mean for each taxable year of the Company an amount equal to the Company’s net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code, if applicable, with the following adjustments:

(1) any items of income, gain, loss and deduction allocated to Members pursuant to Section 9.01 and Section 9.09 shall not be taken into account in computing Net Profits or Net Losses;

(2) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

(3) any expenditure of the Company described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

(4) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (2) or (3) of the definition of Gross Asset Value in the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(5) gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(6) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(7) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of an Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

(y) “Operating Agreement” shall mean this Second Amended and Restated Operating Agreement as originally executed and as amended from time to time.

(z) “Original Member” shall mean JFC LLC, a Minnesota limited liability company.

(aa) “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(bb) “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts reasonably deemed sufficient by the Governors for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business. In addition, Reserves shall include any amounts necessary for anticipated capital expenditures of the Company and any amounts necessary for anticipated expansion of the business.

(cc) “Secretary of State” shall mean the Secretary of State of the State.

(dd) “Sharing Ratio” shall mean:

Members	Sharing Ratio
JFC LLC	99.00%
Post Oak Farms, Incorporated	1.00%

(ee) “State” shall mean Minnesota.

(ff) “Treasury Regulations” shall mean proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

(gg) “Two-Thirds Interest” shall mean one or more Voting Interests of Members which taken together exceed sixty-six and 67/100 percent (66.67%) of the aggregate of all Voting Interests.

(hh) “Voting Interest” shall mean:

Members	Voting Interests
JFC LLC	99.00
Post Oak Farms, Incorporated	1.00

(ii) “Withdrawal Event” shall mean any of the following:

(1) a Member voluntarily withdraws from the Company;

(2) a Member is expelled from the Company in accordance with the terms of this Operating Agreement;

(3) unless approved by the Members as provided herein, a Member (I) makes an assignment for the benefit of creditors; (II) is the subject of a bankruptcy; (III) files a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in such a proceeding; or (IV) seeks, approves of or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member’s property;

(4) one hundred twenty (120) days after the start of any proceeding against any Member, seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s property, without such Member’s approval, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated;

(5) if a Member is a natural person, the Member’s death, or the entry by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member’s person or estate;

(6) if a Member is a trust, the termination of the trust or a distribution of its entire Interest but not merely the substitution of a new trustee;

(7) if a Member is an estate, the distribution by the fiduciary of the estate’s entire Interest.

No events, other than those set forth above, shall constitute a Withdrawal Event for purposes of this Operating Agreement.

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CERTIFICATE

The undersigned hereby agree, acknowledge and certify that the foregoing Second Amended and Restated Operating Agreement constitutes the operating agreement of Gold’n Plump Poultry, LLC adopted by the Member of the Company as of the Effective Date.

THIS OPERATING AGREEMENT CONTAINS A BINDING ARBITRATION CLAUS THAT MAY BE ENFORCED BY THE PARTIES.

COMPANY:

Gold’n Plump Poultry, LLC

By:	/s/ Jason Logsdon
Name: Jason Logsdon
Title: Chief Manager

MEMBERS:

JFC LLC

By:	/s/ Jason Logsdon
Name: Jason Logsdon
Title: Chief Manager

Post Oak Farms, Incorporated

By:	/s/ Jason Logsdon
Name: Jason Logsdon
Title: Authorized Representative

[SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF GOLD’N PLUMP POULTRY, LLC]

EXHIBIT A

TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

GOLD’N PLUMP POULTRY, LLC

Member	Address	Effective Date Capital Contribution
JFC LLC, a Minnesota limited liability company	4150 2nd Street South, Suite 200 St. Cloud, Minnesota 56301	None

Post Oak Farms, Incorporated, an Illinois corporation	7475 State Route 127 Carlyle, Illinois 62231	$553,575

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (the “Agreement”), is made as of this 5th day of January, 2017, by and between GOLD’N PLUMP POULTRY, LLC, a Minnesota limited liability company (“Company”), and POST OAK FARMS, INCORPORATED, an Illinois corporation (“Member”).

WHEREAS, Member is the owner and holder of membership interests of Company constituting one percent (1%) of the issued and outstanding membership interests of Company (the “Interests”);

WHEREAS, all of the membership interests of JFC LLC, a Minnesota limited liability company and the parent of Company, are being sold pursuant to a Membership Interest Purchase Agreement, dated November 28, 2016, by and between Pilgrim’s Pride Corporation and Maschhoff Family Foods, LLC (the “Purchase Agreement”); and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, Company is required to redeem the Interests from Member.

NOW, THEREFORE, intending to be legally bound, Company and Member agree as follows:

1. Redemption of Shares. Company hereby purchases, acquires and redeems from Member, and Member hereby sells, transfers, conveys and surrenders to Company, the Interests, which Interests are hereby cancelled (the “Redemption”).

2. Consideration. In consideration for the Redemption, Company shall, contemporaneous with the execution and delivery of this Agreement, cancel that certain Promissory Note dated December 31, 2014 by Member in favor of Company (the “Note”) and shall consider such Note to be satisfied in full.

3. Representations and Warranties of Member. Member hereby represents warrants and covenants that (i) Member is the sole beneficial and record owner and holder of the Interests, free and clear of any liens, claims, options, charges, third party rights or other encumbrances, (ii) Member has not transferred or assigned any of the Interests, or any rights thereto or therein, to any person, (iii) the Interests constitute all of the membership interests of Company owned by Member, and (iv) Member has full power and authority to make, enter into and carry out the terms of this Agreement.

4. Release. In consideration of the terms of this Agreement, and as a material inducement for Company to enter into this Agreement and to cancel the Note, Member, on behalf of itself, and each of its respective officers, directors, members, managers, employees, representatives, owners, affiliates, subsidiaries or agents, and each of their respective successors, assigns, heirs, personal representatives, executors and trustees, as applicable, (collectively, “Releasing Parties”), hereby unconditionally and irrevocably releases and forever discharges Company, Company’s affiliates (other than the Releasing Parties), and each of their respective officers, directors, members, managers, employees, representatives, owners, affiliates, subsidiaries or agents, successors, assigns, heirs, personal representatives, executors and trustees, as applicable, and all persons acting by, through, or under or in concert with any of them (collectively, “Company Parties”) of and from any and all claims, actions, causes of action, suits, obligations, debts, penalties, damages, distributions, payments, demands, agreements, promises, liabilities, controversies, costs, expenses and attorneys’ fees whatsoever, whether based on any federal, state or local law or right of action, at law or in equity or otherwise, whether direct, indirect, derivative or in any other capacity or posture, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, which the Releasing Parties ever had, have as of the date of this Agreement, or may have had at or prior to the date of this Agreement against any of the Company Parties in connection with, arising out of, or which in any way relate to Member’s ownership of the Interests.

5. Further Assurances. Member agrees to execute and deliver any additional documents and take any other actions necessary or desirable to carry out the purpose and intent of this Agreement.

6. Miscellaneous. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be construed and interpreted according to the internal laws of the State of Minnesota, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. This Agreement may only be amended, modified or supplemented by a written agreement between the parties. This Agreement may be executed in one or more counterparts (including any .pdf or electronic signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Tax Reporting. The parties acknowledge that, by reason of the Redemption, the Company will terminate as a partnership for federal income tax purposes under Section 708 of the Internal Revenue Code of 1986, as amended.

lN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MEMBER	COMPANY

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